Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

RONKONKOMA, N.Y. – November 11, 2008 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal fourth quarter and fiscal year ended September 30, 2008.

For the fiscal fourth quarter ended September 30, 2008, net sales were $602 million compared to net sales of $496 million for the fiscal fourth quarter ended September 30, 2007, an increase of $105 million, or 21%.  Net income for the fiscal fourth quarter ended September 30, 2008 was $18 million, or $0.28 per diluted share, compared to net income of $48 million, or $0.70 per diluted share, for the fiscal fourth quarter ended September 30, 2007.

The decline in net income primarily reflects lower gross profit margin, Leiner acquisition-related integration costs, weak sales in the European Retail operation, investment in information technology infrastructure and increased freight costs.   Overall gross profit margins for the fiscal fourth quarter of 2008 decreased to 44% from 52% for the fiscal fourth quarter of 2007.  This gross margin compression was mainly due to higher raw material and other manufacturing costs which were not offset by higher prices charged to customers, increased promotional sales in the Wholesale/US Nutrition and Direct Response/E-Commerce operations and lower margins on Leiner private label products.  NBTY acquired Leiner Health Products on July 14, 2008 and incurred acquisition-related integration costs of $12 million, consisting of severance costs, increased payroll and certain adjustments to acquired inventory.  These adjustments were required under purchase accounting rules to record this inventory at fair value.  This results in temporary compression in gross profit when this inventory is sold. The integration plan will result in the elimination of 250 Leiner associates.  NBTY expects integration costs to continue over the next two quarters.

Adjusted EBITDA for the fiscal fourth quarter of 2008 was $55 million, compared to $87 million for the fiscal fourth quarter of 2007.  The Company’s balance sheet remains strong.  At September 30, 2008 working capital was $573 million with total assets of $1.9 billion.  The Company financed the Leiner acquisition with a $300 million term loan plus available cash on hand and maintains a $325 million Revolving Credit Facility.

For the fiscal year ended September 30, 2008, net sales were $2.2 billion, compared to net sales of $2.0 billion for the prior fiscal year, an increase of $165 million, or 8%.  Net income for the fiscal year ended September 30, 2008 was $153 million, or $2.33 per diluted share, compared to $208 million, or $3.00 per diluted share, for the prior fiscal year.  Adjusted EBITDA for fiscal 2008 was $313 million, compared to $378 million for fiscal 2007.

Preliminary and unaudited net sales for October 2008 were $221 million.  A detailed breakdown of these sales is shown in the last table below.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2008

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Ester-C and Leiner products, increased $122 million, or 51%, to $359 million from $237 million for the prior like quarter.  Leiner operations contributed net sales of $93 million since its acquisition on July 14, 2008.

While the gross profit percentage decreased during this period, the Company continued to increase its market share.  Neilson tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended September 27, 2008, Neilson reported an increase in the entire category of 9%.  According to Neilson, for that same period, the Company’s Wholesale brands reported a 17% increase.  This trend continued into October.  For the four weeks ended October 25, 2008, Neilson reported the entire category was up 9%, and the Company’s Wholesale brands were up 16%.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data. The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with NBTY’s wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, decreased 13%, to $50 million from $57 million for the fiscal fourth quarter ended September 30, 2007.   While Vitamin World remained profitable for the fiscal fourth quarter of 2008, LeNaturiste operated at a loss during this period.  Same store sales for North American Retail decreased 10% for the fiscal fourth quarter of 2008.

During the fiscal fourth quarter of 2008, the North American Retail division closed 9 under-performing stores and added 4 new stores.  At the end of the fiscal fourth quarter of 2008, the North American Retail division operated a total of 522 stores, consisting of 441 Vitamin World stores in the United States and 81 LeNaturiste stores in Canada.

European Retail net sales for the fiscal fourth quarter of 2008 were $138 million as compared to $155 million for the fiscal fourth quarter of 2007, a decrease of $17 million or 11%.  Of this 11% decrease, 6% is attributed to foreign exchange.  This decrease also reflects a general slowness in the European marketplace as this division continued to operate in a difficult retail environment.  Included in the sales results were $5 million from 346 Julian Graves stores, purchased on September 16, 2008.  This acquisition is the subject of an inquiry from the UK Office of Fair Trading for potential antitrust implications.  In conjunction with this inquiry, Julian Graves has not been integrated into the Company’s European operations.  During the fiscal fourth quarter, the European Retail division opened 21 stores.  The division now operates 993 stores.

Net sales from Direct Response/E-Commerce operations for the fiscal fourth quarter of 2008 increased 17%, to $55 million from $47 million for the fiscal fourth quarter of 2007.   Although net sales increased, the gross profit margin decreased 5% as a result of increased promotions to expand the operation’s Internet presence and increases in raw materials.  In addition, marketing and advertising costs increased by $4 million.  This division varies its promotional strategy throughout the fiscal year.   Direct Response/E-Commerce results should be viewed on an annual and not quarterly basis.

Online sales represented 45% of total Direct Response/E-Commerce sales for this fiscal fourth quarter compared to 40% in the prior like quarter.  This increase reflects on-going efforts to garner greater online consumer sales and to capitalize on the continuing surge in shopping via the web.  Puritan’s Pride views the Internet as the driver of future growth and continues to incorporate new technologies to expand this business.  Puritan’s Pride remains the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.

OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2008

Net sales for the Wholesale/US Nutrition division increased $184 million, or 19%, to $1.2 billion from $1.0 billion for fiscal year 2007.  Gross profit for the Wholesale operation decreased to 38% compared to 41% for the prior like fiscal year.

Net sales for the North American Retail division decreased $15 million, or 7%, to $208 million from $223 million for fiscal year 2007.   North American Retail same store sales decreased 4% for fiscal 2008.

European Retail net sales for the fiscal year decreased $20 million, or 3%, to $600 million for the fiscal year 2008 from $620 million for the fiscal year 2007.  European Retail same store sales decreased 6% in both local currency and in US dollars for fiscal 2008.

The European Retail business continues to leverage its premier status, high street locations and brand awareness.  As of September 30, 2008, the European Retail business operated a total of 993 stores, comprised of 526 Holland & Barrett stores, 346 Julian Graves Stores and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 71 DeTuinen stores in the Netherlands.

Net sales from Direct Response/E-Commerce operations for the fiscal year 2008 increased $17 million or 9% to $211 million from $194 million for the fiscal year 2007.   The increase in

sales reflects a lowering of prices to garner greater market share in a highly competitive environment.

Online sales represented 44% of total Direct Response/E-Commerce sales for fiscal year 2008 compared to 38% for fiscal year 2007.

NBTY Chairman and CEO, Scott Rudolph, said:  “While we have experienced a decline in profitability, NBTY continues to implement strategic initiatives to further establish our dominant position in the nutritional supplement industry.   The Company’s commitment to the future includes the Leiner and Julian Graves acquisitions which respectively enhance our Wholesale and European operations.  We expect existing operations along with these acquisitions to generate future growth and shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months
	ended September 30,
(In thousands, except per share amounts)	2008	2007

Net sales	$601,574	$496,441

Costs and expenses:
Cost of sales	338,100	239,609
Advertising, promotion and catalog	31,570	30,654
Selling, general and administrative	199,621	158,610
	569,291	428,873

Income from operations	32,283	67,568

Other income (expense):
Interest	(7,399)	(3,713)
Miscellaneous, net	1,978	5,656
	(5,421)	1,943

Income before provision for income taxes	26,862	69,511

Provision for income taxes	9,286	21,014

Net income	$17,576	$48,497

Net income per share:
Basic	$0.29	$0.72
Diluted	$0.28	$0.70

Weighted average common shares outstanding:
Basic	61,245	67,235
Diluted	63,282	69,245

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Fiscal years
	ended September 30,
(In thousands, except per share amounts)	2008	2007

Net sales	$2,179,469	$2,014,506

Costs and expenses:
Cost of sales	1,102,169	966,784
Advertising, promotion and catalog	140,479	120,126
Selling, general and administrative	700,209	619,995
	1,942,857	1,706,905

Income from operations	236,612	307,601

Other income (expense):
Interest	(18,639)	(16,749)
Miscellaneous, net	13,067	13,124
	(5,572)	(3,625)

Income before provision for income taxes	231,040	303,976

Provision for income taxes	77,889	96,044

Net income	$153,151	$207,932

Net income per share:
Basic	$2.42	$3.09
Diluted	$2.33	$3.00

Weighted average common shares outstanding:
Basic	63,386	67,268
Diluted	65,739	69,404

	SALES (Unaudited)
	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,
			Percentage			Percentage
(In thousands)	2008	2007	Change	2008	2007	Change

Wholesale / US Nutrition	$358,543	$236,941	51%	$1,160,486	$976,814	19%

North American Retail	49,513	57,033	-13%	208,014	223,435	-7%

European Retail	138,127	155,072	-11%	600,463	620,281	-3%

Direct Response / E-Commerce	55,391	47,395	17%	210,506	193,976	9%

Total	$601,574	$496,441	21%	$2,179,469	$2,014,506	8%

	GROSS PROFIT PERCENTAGES (Unaudited)
	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,
			Increase			Increase
	2008	2007	- Decrease	2008	2007	- Decrease

Wholesale / US Nutrition	31%	41%	-10%	38%	41%	-3%

North American Retail	67%	59%	8%	63%	59%	4%

European Retail	65%	64%	1%	63%	64%	-1%

Direct Response / E-Commerce	52%	57%	-5%	57%	60%	-3%

Total	44%	52%	-8%	49%	52%	-3%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED
	SEPTEMBER 30, 2008
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$39,831	$3,797	$—	$49	$43,677

North American Retail	334	757	—	450	1,541

European Retail	24,359	3,230	—	55	27,644

Direct Response / E-Commerce	4,180	1,266	—	23	5,469

Segment Results	68,704	9,050	—	577	78,331

Corporate / Manufacturing	(41,842)	10,633	7,399	570	(23,240)

Total	$26,862	$19,683	$7,399	$1,147	$55,091

	THREE MONTHS ENDED
	SEPTEMBER 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$43,852	$2,731	$—	$—	$46,583

North American Retail	745	854	—	202	1,801

European Retail	37,874	2,821	—	—	40,695

Direct Response / E-Commerce	10,828	1,248	—	—	12,076

Segment Results	93,299	7,654	—	202	101,155

Corporate / Manufacturing	(23,788)	5,910	3,713	—	(14,165)

Total	$69,511	$13,564	$3,713	$202	$86,990

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	FISCAL YEAR ENDED
	SEPTEMBER 30, 2008
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$193,532	$11,655	$—	$128	$205,315

North American Retail	3,437	3,161	—	834	7,432

European Retail	121,941	12,311	—	145	134,397

Direct Response / E-Commerce	34,902	5,254	—	66	40,222

Segment Results	353,812	32,381	—	1,173	387,366

Corporate / Manufacturing	(122,772)	28,340	18,639	1,500	(74,293)

Total	$231,040	$60,721	$18,639	$2,673	$313,073

	FISCAL YEAR ENDED
	SEPTEMBER 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$196,770	$11,062	$—	$—	$207,832

North American Retail	2,771	3,883	—	1,336	7,990

European Retail	156,966	11,154	—	—	168,120

Direct Response / E-Commerce	50,706	5,030	—	—	55,736

Segment Results	407,213	31,129	—	1,336	439,678

Corporate / Manufacturing	(103,237)	24,472	16,749	—	(62,016)

Total	$303,976	$55,601	$16,749	$1,336	$377,662

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
(In thousands, except per share amounts)	2008	2007

Current assets:
Cash and cash equivalents	$90,180	$92,902
Investments	—	121,382
Accounts receivable, net	122,878	98,454
Inventories	585,239	384,990
Deferred income taxes	25,098	21,441
Other current assets	75,971	44,157

Total current assets	899,366	763,326

Property, plant and equipment, net	419,066	323,154
Goodwill	342,379	251,753
Intangible assets, net	230,424	157,548
Other assets	45,123	39,154

Total assets	$1,936,358	$1,534,935

Current liabilities:
Current portion of long-term debt	$33,309	$989
Accounts payable	120,620	71,852
Accrued expenses and other current liabilities	172,035	125,533
Total current liabilities	325,964	198,374

Long-term debt, net of current portion	538,402	210,106
Deferred income taxes	49,139	61,788
Other liabilities	24,657	8,697
Total liabilities	938,162	478,965

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,599 and 67,118 shares at September 30, 2008 and 2007, respectively	493	537
Capital in excess of par	140,990	143,244
Retained earnings	839,068	864,852
Accumulated other comprehensive income	17,645	47,337
Total stockholders’ equity	998,196	1,055,970

Total liabilities and stockholders’ equity	$1,936,358	$1,534,935

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the fiscal year
	ended September 30,
(In thousands)	2008	2007
Cash flows from operating activities:
Net income	$153,151	$207,932
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	1,320	4,682
Depreciation and amortization	60,721	55,601
Foreign currency transaction gain	(1,934)	(4,878)
Stock-based compensation	1,897	—
Amortization and write-off of deferred charges	874	1,972
Allowance for doubtful accounts	2,140	(1,575)
Inventory reserves	8,113	12,832
Deferred income taxes	7,697	(164)
Excess income tax benefit from exercise of stock options	(1,002)	(3,294)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,619)	361
Inventories	(77,027)	(29,229)
Other assets	(2,817)	(637)
Accounts payable	4,386	1,025
Accrued expenses and other liabilities	31,505	(3,632)
Net cash provided by operating activities	177,405	240,996

Cash flows from investing activities:
Purchase of property, plant and equipment	(49,097)	(51,274)
Purchase of available-for-sale investments	(365,021)	(449,766)
Proceeds from sale of available-for-sale investments	483,156	328,714
Cash paid for acquisitions, net of cash acquired	(394,532)	(37,005)
Cash paid for acquisition of customer lists	(5,072)	—
Acquisition working capital escrow	(15,000)	—
Cash collateral securing loan	—	(18,861)
Purchase price adjustments and settlements, net	—	(473)
Net cash used in investing activities	(345,566)	(228,665)

Cash flows from financing activities:
Proceeds from term loan	300,000	—
Proceeds from borrowings under the Revolving Credit Facility	385,000	—
Principal payments under the Revolving Credit Facility	(325,000)	—
Principal payments under long-term debt agreements and capital leases	(2,816)	(888)
Payments for financing fees	(2,478)	(1,649)
Excess income tax benefit from exercise of stock options	1,002	3,294
Proceeds from stock options exercised	7,325	1,840
Purchase of treasury stock (subsequently retired)	(188,432)	(14,808)
Net cash provided by (used in) financing activities	174,601	(12,211)

Effect of exchange rate changes on cash and cash equivalents	(9,162)	2,977

Net (decrease) increase in cash and cash equivalents	(2,722)	3,097
Cash and cash equivalents at beginning of the year	92,902	89,805

Cash and cash equivalents at end of the year	$90,180	$92,902

NBTY’s preliminary unaudited net sales results for the month of October 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF OCTOBER

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$133	$88	51%

North American Retail	$16	$19	-17%

European Retail	$54	$55	-3%

Direct Response/ E-commerce	$19	$13	50%

Total	$221	$175	26%

Wholesale / US Nutrition net sales for the month of October 2008 include $40 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 6% for the period.   European Retail net sales for October 2008 include $11 million from Julian Graves, which NBTY acquired on September 16, 2008.   Without Julian Graves sales, European Retail net sales would have decreased 22% for the period.  European Retail net sales in local currency, excluding Julian Graves sales, decreased 6%, and North American Retail same store sales decreased 15%.